Exhibit 6.4.1

CONFIDENTIAL TREATMENT REQUESTED
JUNIPER NETWORKS
DIRECT VALUE ADDED RESELLER AGREEMENT
_____________________________________________________________________________________
This Direct Value Added Reseller Agreement, including all attached exhibits (collectively, the “Agreement”), is between Juniper Networks and VirtualArmor LLC (“Reseller”) and sets forth the terms and conditions under which Juniper authorizes Reseller to purchase, market, sell and distribute Products and Services.  This Agreement is effective as of the Effective Date and includes: (1) the cover/signature page; (2) Exhibit A – Terms and Conditions for resale of Products and Services.  All exhibits are incorporated into and become a part of this Agreement.  Capitalized terms not otherwise defined herein shall have the meaning set forth in Exhibit A.
RESELLER INFORMATION:
Reseller Name:  VirtualArmor LLC
Reseller Primary Contact Information:
Name:  Todd Kannegieter
Title:  COO
Address:  10901 W Toller Dr.
Suite 301
Littleton, CO 80127
Phone Numbers: 720-961-3311
Email: todd@virtualarmor.com
URL: www.virtualarmor.com

Territory UNITED STATES

The parties have caused their authorized representatives to execute this Agreement effective as of the date last signed below (the “Effective Date”).
JUNIPER NETWORKS (US) INC.	RESELLER
By: /s/ Kenneth Nivea Name (print): Kenneth Nivea Title: Vice President Date:11/19/2014	By: /s/ Todd Kannegieter Name (print): Todd Kannegieter Title: COO Date: 11/13/2014

EXHIBIT A

 TERMS AND CONDITIONS FOR RESALE OF PRODUCTS AND SERVICES
1. Definitions.  Capitalized terms in this Agreement shall have the following meanings:
1.1       “Customer” or “End User” means any customer that purchase Products and Services from Reseller for its internal operations and not for further distribution or sale.
1.2       “Documentation” means operating manuals, user instructions, technical literature and other written materials ordinarily provided by Juniper with Product.
1.3       “Hardware” means the physical components of Juniper’s equipment delivered as part of the Products by Juniper or its contract manufacturer.
1.4       “Juniper Affiliate” means any entity that is controlled by, under common control with or controlling Juniper where “control” means the direct or indirect ownership of more than fifty percent (50%) of the voting securities of the entity, or where there are no voting securities, the direct or indirect possession of the ability to direct or manage the operations of the entity, whether by the board of directors or otherwise.
1.5       “Juniper Networks” or “Juniper” means: (a) Juniper Networks International B.V.  If Products and/or Services will be shipped to, deployed or rendered in Europe, the Middle East or Africa; or the Asia Pacific Rim; or (b) Juniper Networks (US), Inc. if Products and/or Services will be shipped to, deployed or rendered in North America, Central America or South America, and in each case, any Juniper Affiliate of the applicable Juniper Networks entity to whom this Agreement may be assigned.  As used in connection with the provision of Services, the term “Juniper Networks” or “Juniper” under this Agreement may include authorized services representatives of Juniper.
1.6       “Juniper Partner Center” means the online partner center that may be accessed at the following URL (or such other URL that Juniper identifies from time to time): http://www.juniper.net/us/en/partners/.
1.7       “Product(s)” means the Hardware, Software and Documentation, or any part thereof, that (a) is authorized by Juniper for purchase and resale by Reseller under this Agreement, excluding any product that requires special authorization, as determined by Juniper; or (b) is used for spares, demonstration or evaluation purposes, and that Juniper Networks makes available to Reseller hereunder.
1.8       “Scheduled Delivery Date” means the date upon which Reseller and Juniper agree that Juniper or its contract manufacturer shall endeavor to deliver Products pursuant to Section 5.1 of this Agreement.
1.9       “Services” means Product maintenance and support delivered to End User by Juniper.
1.10     “Software” means the machine-readable object code, whether incorporated in the Hardware or delivered separately, and includes Software Releases.
1.11     “Software Release” means a new production version of the Software.
1.12     “Special Benefits” means any (i) non-standard or additional discount or net reseller price below Juniper’s standard list price offered to Reseller for a specific End-User deal or promotion; or (ii) promotion, program, rebate, benefit, or market development funds that are made available by Juniper to Reseller.

1.13     “Supported Release” means the version of the Software and certain prior versions of the Software as set forth in the then current End of Service (EOS) policy, which policy can be found at http://www.juniper.net/support/eol/.
1.14     “Support Option” means one of Juniper’s Juniper-branded offerings as set forth from time to time and subject to change at http://www.juniper.ne/us/en/local/pdf/service-descriptions/990331.pdf.
1.15     “Territory” means the states, countries or jurisdictions in which Reseller may market and distribute the Products as specified on the cover sheet of this Agreement.
2. Appointment of Reseller; Scope of Appointment; Federal Sales
2.1     Appointment.  Subject to the terms of this Agreement, Juniper hereby authorizes Reseller to purchase Products and Services directly from Juniper for the sole purpose of marketing, selling and distributing such Products and Services to End Users located within the Territory.  Reseller must notify Juniper if End User has internal operation locations outside of the Territory and Reseller must obtain prior written approval from an authorized Juniper representative before providing any Products or Services to End Users for use outside of the Territory specified herein.  Reseller shall not purchase Juniper Products or Services from any source other than Juniper.  Reseller may not resell Products or Services to another reseller, agent, broker or other intermediary in the chain of distribution without Juniper’s prior written consent.  Reseller may distribute the Products only with all warranties, disclaimers and license agreements intact as shipped from Juniper.  Reseller will take all steps reasonably requested by Juniper to inform End Users of any applicable restrictions and limitations regarding the use of the Products.
2.2     Non-exclusive Appointment.  The appointment included herein is non-exclusive.  Juniper expressly reserves the right to market and sell the Products or Services to End Users in the Territory, either directly or through other resellers, distributors and/or other channels.
2.3     Scope of Appointment.  In the exercise of Reseller’s rights under this Agreement, Reseller will always market and resell the Products in combination with substantial added value in the form of Reseller products or services.  Without limiting the foregoing, Reseller will not make any commitments or representations with respect to Juniper or the performance of Juniper’s Products or Services except as authorized in advance in writing by Juniper or derived from and consistent in all respects with materials provided to Reseller by Juniper.
2.4     U.S. Federal Sales.  Reseller may not sell Products or Services to the United States government either directly or indirectly through a contractor or subcontractor, unless Reseller has been approved by Juniper as an authorized Juniper Federal Reseller under terms of Juniper’s then-current Federal Reseller Program and in accordance with any additional terms set by Juniper.  Juniper reserves the right to modify the terms of its Federal Reseller program and related terms at any time.
2.5     Reseller’s Territory.  Reseller shall actively and diligently promote, offer for sale and sell the Products and Services solely to End Users within the Territory.  Reseller agrees not to promote, offer for sale, or sell Products and Services either directly or indirectly, outside the Territory without Juniper’s prior written consent.

3. License Grants; Restrictions.
3.1     Trademark License Grant.  During the term and subject to the terms of this Agreement, Juniper hereby grants to Reseller, without charge, a nonexclusive, nontransferable right to use and display in the Territory the trademarks, service marks, and logos claimed by Juniper (“Marks”) solely in connection with and solely to the extent reasonably necessary for the purposes of this Agreement.  Reseller will market and distribute Products only under the Marks.  Reseller will not remove or alter the Marks, copyright notices, or packaging found on Products and in Documentation.  Reseller will use the Marks in accordance with Juniper’s logo usage guidelines as in effect from time to time which may be found at www.Juniper.net/us/en/local/pdf/design-guides/3100012.2a-en.pdf.  In addition, Reseller will furnish to Juniper, in advance for review and approval, all promotional, advertising or other materials that refer to or display any Marks.  Use of the Marks does not create in Reseller’s favor any right, title or interest in Marks or in continuing rights to market or distribute Products.  Reseller shall not register or apply for registration of any of the Marks (or any similar trademarks, service marks or logos) for itself, Juniper or any other party.  Reseller agrees to cooperate with Juniper if Juniper seeks to proceed with any infringement action regarding such rights.
3.2     License Grant.  To the Extent the Products contain or consist of Software or firmware, Reseller’s appointment only grants to Reseller a non-exclusive license to distribute such software or firmware to End Users and does not transfer any right, title or interest in any such Software or firmware to Reseller , any End User or any other party.  The Software or firmware will be licensed solely pursuant to the terms and conditions of the license agreement included with each Product.  Juniper will transfer the title to the Hardware elements of Products to Reseller and to End Users.  Reseller acknowledges that no title or ownership of the proprietary rights to any Software is transferred to Reseller (or any other party) by virtue of his Agreement notwithstanding the use of terms such as purchase, sale or the like within this Agreement.
3.3     Restrictions.  Reseller may not, nor may Reseller allow any third party to, (i) modify, translate, reverse engineer, decompile, disassemble, otherwise attempt to derive source code from or create derivative works based on the Software; (ii) make unauthorized copies of the Software; (iii) distribute or market the Software and Documentation except to an End User; (iv) remove any proprietary notices, labels or Marks on or in any copy of the Software or Documentation; (v) alter or remove any warranties, disclaimers and license agreements shipped with the Products; or (vi) use the Software other than as part of the Products in which the Software has been incorporated or for which the Software has been delivered, or (vii) exercise any rights with respect to the Software other than those expressly granted in this Agreement.
4. Pricing
4.1     Forecasts.  On a monthly basis or as requested by Juniper, Reseller will provide to Juniper a six (6) month rolling forecast of its expected sales of Products and Services (by unit quantities and estimated net revenue).
4.2     Discounts.  Juniper may determine the discount for Products and Services by Reseller’s current partner status for the applicable certification and specialization level or other criteria under Juniper’s then-current reseller program.  The appropriate discount level for Products and Services is stated in Attachment A.  Juniper reserves the right to modify or adjust Reseller’s discount at any time during the term of this Agreement.  If Juniper approves a non-standard discount, Reseller will pass through such non-standard discount to the End Use for whom the non-standard discount was intended, within the specified discount period, and only for the specific End User location and Products (including the maximum number of units) approved by Juniper.

4.3     Purchase Price.  The purchase price of Products and Services that Reseller shall pay Juniper is the then current (as of the date Juniper received Reseller’s purchase order) price, as per Juniper’s global price list price, less Reseller’s applicable Product or Services discounts or discounts that are tied to any applicable Special Benefits as described in Section 9.8 below.
4.4     Taxes.  All prices and fees payable under this agreement are exclusive of tax.  Reseller shall be responsible for paying taxes (“Taxes”) arising from the purchase of Products and Services.  If applicable, valid exemption documentation for each taxing jurisdiction shall be provided to Juniper prior to invoicing, and Reseller shall promptly notify Juniper if their exemption is revoked or modified.  All payments made by Reseller shall be net of any applicable withholding tax.  Reseller will provide reasonable assistance to Juniper in connection with such withholding taxes by promptly: (i) providing Juniper with valid tax receipts and other required documentation showing Reseller’s payment of any withholding taxes; (ii) completing appropriate applications that would reduce the amount of withholding tax to be paid; and (iii) notifying and assisting Juniper in any audit or tax proceeding related to transactions hereunder.  Reseller shall comply with all applicable tax laws and regulations, and Reseller will promptly pay or reimburse Juniper for all costs and damages related to any liability incurred by Juniper as a result of Reseller’s non-compliance or delay with its responsibilities herein.  Neither party shall be liable for taxes or assessments on the other party’s net income, gross income, capital, net worth, franchise, privilege, property, or any similar taxes or assessments. The parties’ obligations under this Section 4.4 shall survive termination or expiration of this Agreement.
4.5     Resale Price.  Subject to Juniper’s ability to establish maximum resale prices, Reseller shall, in its sole discretion, determine the resale prices of Products and Services for its End Users, provided that if Juniper approves a non-standard discount, Reseller will, at minimum, pass through such non-standard discount to the End User for whom the non-standard discount was intended and only for the specific End User location and Products (including the maximum number of units) approved by Juniper.
5. Ordering, Delivery
5.1     Orders.  Reseller shall order Products and Services by submitting to Juniper purchase orders signed or placed by an authorized representative of Reseller.  Only the terms and conditions of this Agreement shall apply to any such purchase orders.  At a minimum, each purchase order must state:  the quantities and description of Products and Services ordered for an End User; purchase order number, VAR ID number, the applicable prices and license fees to be paid by Reseller for the Products and Services, as calculated under the terms of this Agreement, the Product part numbers, each End User’s name and mailing address (including street name, ship to state, country and postal code, as applicable), the payment terms as set forth in this Agreement, the requested ship dates, and the shipping instructions including “bill to” and “ship to” addresses.  Juniper will confirm its ability to meet Reseller’s requested deliver dates or propose alternative dates.  The agreed-to-delivery date is referred to as the “Scheduled Delivery Date.”  Juniper will not be liable for any failure to meet the Scheduled Delivery Date.  All purchase orders shall be submitted to the appropriate Juniper entity in accordance with the purchase order requirements as set forth in the online ordering guide.  In the event that, following the expiration or termination of this Agreement, Customer places Purchase Orders and Juniper accepts such Purchase Orders, then any such Purchase Orders shall be governed by the terms and conditions of this Agreement notwithstanding the earlier expiration or termination of this Agreement; provided, however, that acceptance by Juniper of any such Purchase Order will not be considered an extension of the term of this Agreement nor a renewal thereof.
5.2     Cancellations and Rescheduling.  Reseller may not cancel or reschedule orders, in whole or in part, less than thirty (30) days prior to the Scheduled Delivery Date.  Requests for cancellation or rescheduling, received thirty (30) days or less prior to the Scheduled Delivery Date will be subject to a 10% liquidated damages charge of the purchase price for that Product.

5.3     Delivery; Shipping Terms; Title; Risk of Loss.
5.3.1     Except to the extent that Reseller has elected to participate in a Juniper logistics program with different terms and conditions, the delivery terms of this subsection (a) shall apply to all Purchase Orders issued by Reseller.
(i)
Delivery of Product shall be made at the “Delivery Point,” which term shall mean a location designated by Juniper, or, if Juniper has not designated any, then Delivery Point shall be Juniper’s contract manufacturing facilities.  Juniper may add additional manufacturing sites at any time during the term of this Agreement without notice to Reseller.  Shipping terms are FCA Delivery Point (Incoterms 2010).  Prior written agreement from an authorized Juniper representative is required for any drop shipments.  Unauthorized drop shipments are not permitted and will be subject to additional restrictions and fees.  Partial shipments are allowed unless otherwise agreed by Juniper in a signed writing.

(ii)
Reseller is responsible for providing appropriate shipping instructions.  In the absence of specific shipping instructions from Reseller, Juniper will select the carrier and will ship by the method it deems most advantageous.  Notwithstanding the foregoing, Juniper reserves the right to select the freight forwarder for international shipments.  The selected carrier will not be the agent of Juniper.  Transportation charges will be subsequently invoiced to Reseller and paid to Juniper within 30 days of the date of the relevant invoice.

(iii)
Product shall be packed in standard commercial packaging, unless otherwise agreed upon in advance and in writing by the parties.  Title to hardware elements of Product and risk of loss or damage to Product (excluding Software) shall pass to Reseller upon loading of the Product on Reseller’s common carrier at the Delivery Point (provided however that Reseller acknowledges and agrees that any related Software is licensed and title is retained by Juniper).  Product stored at the Delivery Point after the Scheduled Delivery Date will be stored at Reseller’s risk and expense.

5.3.2     Subject to Reseller eligibility, Reseller may participate in a Juniper logistics program that offers for a fee one or more enhanced logistics service options.  Juniper may enhance, modify, or terminate any such program at any time (if the latter, then subsection (a) above shall continue to apply); provided that no such change shall affect any order already placed by Reseller and accepted by Juniper during the term of that program.
5.4     No Inventory Stocking.  Reseller may not hold inventory or issue “stocking” orders, meaning orders for Juniper Products that are intended to be held as inventory stock for future resell.  This section shall not apply to Products that are temporarily held by Reseller for a specified End User for the purpose of providing staging and/or configuration services.
6. Terms of Payment
6.1     Payment.  Unless otherwise specified in writing by Juniper’s Finance Department, payments due hereunder shall be made net thirty (30) days from the date of invoice.  Juniper may require other payment arrangements and may further require all payments to be payable at sight and secured with an irrevocable, unconditional, clean letter of credit issued or confirmed by a bank acceptable to Juniper Networks.  Payments shall be made in U.S. dollars.  All purchases are subject to prior written approval by Juniper.  Payments must be made to Juniper by Reseller (i.e., the party which issues the PO), and any exceptions thereto shall require prior approval of Juniper’s Finance Department.  Reseller shall submit financial information whenever requested by Juniper.  At any time during the term of this Agreement, Juniper reserves the right to alter the terms of payment, suspend credit and delay shipment of Reseller’s order, or pursue any remedies available at law or under this Agreement when, in Juniper’s opinion, Reseller’s financial condition or payment record warrants such action.  Accounts past due are subject to a monthly charge of 1.5% or the maximum amount permitted by law, whichever is less, based on the outstanding overdue balance.  If payment for Services is more than thirty (30) days past due, Juniper may immediately terminate or suspend providing Services to Reseller (or to Reseller’s End-Users) without written notice to Reseller.  If Juniper terminates Services for nonpayment by Reseller, Juniper shall not be considered in default for any Services not performed as of the termination date and will have no liability for such unperformed Services.

7. Warranty
7.1     Product Warranty.  Juniper will include warranties to End Users with its Products.  Reseller shall not modify, alter or remove any warranties provided with the Products.  Unless otherwise agreed or restricted by law, Juniper may use refurbished or used parts or components in repairing defective Hardware.  In the event of any inconsistency between this Section 7 and the warranties and disclaimers shipped with the Products, the letter shall prevail.
7.2     Limitations.  No warranty will apply if the Hardware or Software (i) has been altered in any way, including but not limited to the removal or alteration of the original identification marks, except when such alterations are made by Juniper; (ii) has not been used, installed, operated, repaired, or maintained in accordance with the relevant Documentation; (iii) has not been imported in compliance with relevant laws; (iv) has been serviced by parties not trained by or on behalf of Juniper; or (v) has been subjected to unreasonable physical, thermal or electrical stress, misuse, negligence, or accident.  In addition, Hardware or Software is not designed or intended for use in and Juniper disclaims any express or implied warranty of fitness for uses of the Hardware or Software in (a) the design, construction, operation or maintenance of any nuclear facility; (b) navigating or operating aircraft; or (c) operating life-support or life-critical medical equipment.  Juniper is not responsible for backing up programs and data to protect against loss or corruption of such programs and data.  Juniper warranty obligations do not include installation support.
7.3     Disclaimer.  EXCEPT AS SET FORTH IN SECTION 7.1 ABOVE, JUNIPER EXPRESSLY EXCLUDES AND DISCLAIMS ALL WARRANTIES AND CONDITIONS, WHETHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, REGARDING PRODUCTS AND SERVICES PROVIDED UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ABSENCE OF HIDDEN DEFECTS, OF NONINFRINGEMENT OR ANY WARRANTY THAT MAY ARISE BY REASON OF, USAGE, OR TRADE OR COURSE OF DEALING.  JUNIPER DOES NOT WARRANT THAT THE SOFTWARE IS ERROR-FREE OR THAT SOFTWARE WILL OPERATE WITHOUT PROBLEMS OR INTERRUPTION.
7.4     Dead on Arrival.  For up to thirty (30) days from delivery of Product to the Delivery Point (as defined in Section 5.3 above), Juniper will provide expedited replacement of affected field replaceable units of Hardware that fail to operate within twenty-four (24) hours of initial installation (“DOA Products”).  For purposes of this DOA clause, “fail to operate” shall mean a material failure to substantially perform in accordance with the applicable Documentation and shall not include cosmetic or other deficiencies that do not materially affect Hardware performance.  Juniper shall use commercially reasonable efforts to ship a replacement unit from its manufacturing facilities after Juniper’s receipt and validation of Reseller’s notification of an inoperative unit confirming that the Product was inoperative upon delivery to Reseller (or to End User, if delivery was directly to the End User).  Reseller must send notification to Juniper in accordance with the Hardware return procedures set forth in Section 7.5.  Defective hardware must be returned to Juniper within thirty (30) days of failure, or Reseller must pay the purchase price of the replacement Hardware.  If the ship-to location is outside the U.S., Reseller must allow for additional transit time due to international customs clearance.

7.5     Hardware Return Procedures.  Any defective item can only be returned if it references a Return Material Authorization (“RMA”) number issued by authorized Juniper service personnel.  To request a RMA number, Reseller must contact Juniper Technical Assistance Center (“JTAC”) via the online resource available at the URL:  http://www.Juniper.net/customers/support/.  JTAC will only assist customers with online RMA processing pursuant to the terms of this procedure and will not provide any troubleshooting, configuration or installation assistance.  Telephone calls to JTAC will not be accepted unless the customer has purchased a valid Juniper Service contract that is in effect at the time of the call.  The RMA number must be included on the outside carton label of the returned item.  Transportation costs, if any incurred in connection with the return of a defective item to Juniper, shall be borne by Reseller to the in-country location, if available.  Juniper shall pay any transportation costs incurred with the redelivery of a repaired or replaced item.  If, however, Juniper reasonably determines that the item is functional, the Reseller shall pay any transportation cost.  If Juniper determines, at its sole discretion, that the reportedly defective item is not covered by the terms of the warranty provided under Section 7.1 or that a warranty claim is made after the warranty period, the cost of repair by Juniper, including all shipping expenses, shall be paid by Reseller.
7.6     End of Life Procedures and End Support.  Juniper will endeavor to provide End of Life (“EOL”) notification for discontinued Hardware and spare parts to Reseller, either directly or through an announcement posted on the Juniper website, at least one hundred and eighty (180) days in advance of the EOL date.  During the notification period and subject to availability, Reseller may continue to purchase such Products, provided that delivery is taken within one hundred and eighty (180) days of the EOL effective date.  EOL Products shall be repaired, or replaced with similar Products, at Juniper’s discretion, following the guidelines in the then-current End of Service (“EOS”) policy (http://www.juniper.net/support/eol/).  In the event such repair or replacement is not covered under warranty, Reseller will be charged Juniper’s then-standard rates.  With respect to Software, Juniper will only support Supported Releases.
8. Intellectual Property Indemnity
8.1     Obligations.  Juniper will defend any suit brought against Reseller to the extent based upon a third-party claim that Products sold to Reseller infringes any United States patent or copyright (“IP Claims”) and will pay all damages and costs that a court finally awards against Reseller as a result of such claim, subject to the limitations below, and provided that Reseller:  (a) gives Juniper written notice of such claim within thirty (30) days of becoming aware of such claim, and promptly furnishes Juniper with a copy of each communication, notice or other document relating to the claim; (b) gives Juniper complete control of the defense and settlement of such claim; and (c) fully cooperates with Juniper in the defense or settlement of such claim.  In no event shall Juniper be liable to indemnify Reseller for any settlement entered into or damages arising from admissions by Reseller made without Juniper’s prior written consent.
8.2     Remedy.  Should Products become, or in Juniper’s opinion be likely to become, the subject of an IP Claim, Juniper may, at its option, either:  (a) procure for Reseller the right to continue using the Products, or (b) replace or modify the Products to make it non-infringing.  If neither of the foregoing alternatives is commercially available to Juniper, then Juniper will grant Reseller a refund for the purchase price of the relevant Products depreciated on a five (5) year straight-line basis and accept Reseller’s return of the relevant Product.

8.3     Exclusions.  Notwithstanding the foregoing, Juniper shall have no liability for, and Reseller shall indemnify Juniper against, any claim to the extent it is based upon or arising out of, in whole or in part, (a) alternation or modification of the Products which was not approved by Juniper, (b) the combination, operation or use of the Products with any hardware, software or other device not furnished by Juniper, (c) any product or service not provided by Juniper; (d) Juniper’s compliance with any Reseller or End User specifications, designs or instructions; (e) Reseller’s failure to promptly implement an updated or modification to the Products (e.g., install a Supported Release) provided by Juniper; or (f) use of the Products in a manner other than which it was designed or in a manner other than as specified by Juniper.
8.4     THE INFRINGEMENT INDEMNITY SET FORTH IN THIS SECTION STATES JUNIPER’S ENTIRE LIABILITY AND OBLIGATION AND RESELLER’S SOLE REMEDY FOR ANY CLAIM OF INFRINGEMENT OF THIRD PARTY PATENT, COPYRIGHT, TRADEMARK, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS.
8.5     Reseller’s Obligation.  Except to the extent Juniper is responsible for an IP Claim under Section 8.1, Reseller shall defend, at its own expense, any suit brought against Juniper based upon a claim relating to Reseller’s distribution of the Products or Services under this Agreement, and Reseller will pay all damages and costs that a court awards against Juniper as a result of such claim; provided, that Juniper:  (a) gives Reseller written notice of such claim within thirty (30) days after Juniper becomes aware of such claim and furnishes Reseller with a copy of each relevant communication, notice or other document relating to the claim; (b) gives Reseller complete control of the defense and settlement of such claim to the extent this can be done without prejudice to the rights of Juniper; and (c) reasonably cooperates with Reseller, at Reseller’s expense, in the defense or settlement of such claim.
9. Reseller Program Requirements.
9.1     Qualifications.  Reseller will at all times maintain sales, technical, finance, accounting, logistics and marketing organization, facilities, and other resources sufficient to provide sales services and to otherwise carry out Reseller’s obligations under this Agreement.  To receive an invitation to, as well as obtain and maintain a Reseller’s designated level in, Juniper’s Partner Advantage program (reseller program), Reseller must continuously meet all then-current program requirements for Reseller’s designated level, including all the applicable certification and specialization level or other criteria as specified under Juniper’s Partner Advantage program (reseller program).  Failure to meet and adhere to any of these requirements may subject Reseller to being deemed no longer eligible for the particular level or inclusion in the program.  Reseller will at all times remain in compliance with all other documents, including, but not limited to, all policies, processes, programs and promotions made available to reseller or located on Juniper’s Partner Center.  Juniper reserves the right to update its business report, policy and procedure requirements and order formats from time to time to meet its business needs.  Reseller shall (i) keep Juniper informed of industry trends and conditions that may affect the sale of Products and Services, (ii) abide by any special packaging or other requirements, if any, for Products as set forth by Juniper; (iii) perform other duties as are reasonably requested by Juniper or that are consistent with the purpose of this Agreement, and (iv) actively participate in Juniper’s anti-corruption training programs and activities.
9.2     Sales & Marketing Plan.  On a quarterly basis, Reseller shall prepare and submit to Juniper an updated sales and marketing plan for the Products and Services.  Reseller and Juniper will periodically review the performance of Reseller with respect to the milestones established in such sales and marketing plans, and such review will occur no less than once each year.  The first such sales plan shall be delivered to Juniper within sixty (60) days of the effective Date, or such other date agreed upon by the parties.

9.3     Training Requirements.
9.3.1 Sales Training.  Within sixty (60) days of the Effective Date, Reseller must create a plan jointly with Juniper to have Reseller personnel who are responsible for any sales function involving the sale of Products and/or Services complete Juniper channel sales training and Juniper sponsored sales seminars.
9.3.2 Pre-Sales System Engineers.  Within sixty (60) days of the Effective Date, Reseller must create a plan jointly with Juniper to train Reseller personnel providing pre-sales technical and evaluation support for Products and/or Services.  Within ninety (90) days of the Effective Date and throughout the term of this Agreement, Reseller will use its best efforts to employ qualified, experienced and trained personnel in system engineering services for each Product line sold by Reseller.
9.3.3 Post-Sales System Engineers.  Within sixty (60) days of the Effective Date, Reseller must create a plan jointly with Juniper to train Reseller personnel providing post-sales technical and evaluation support for Products and/or Services.  Within ninety (90) days of the Effective Date and throughout the term of this Agreement, Reseller will use its best efforts to employ qualified, experienced and trained personnel in system engineering services for each Product line sold by Reseller.
9.4     Demonstration and Evaluation Equipment.  Reseller may purchase demonstration and internal evaluation units of the Products at a price equal to Juniper’s then current global price list for such Products, less any agreed discount.  If Reseller meets promotional or program requirements to purchase demonstration and internal evaluation, and test units of the Products from Juniper, Reseller shall use these Products solely for demonstration, internal evaluation and testing purposes.  All sales of demonstration and evaluation Products by Juniper are governed by the terms and conditions of this Agreement and are also subject to the then-current demonstration/evaluation/test program guidelines for such demonstration, evaluations, and test Products.  Reseller hereby agrees that it shall not distribute, sell or sublicense to any third party any demonstration evaluation, or test Products without the prior written consent of Juniper.
9.5     Auditing Rights.  Reseller will keep complete and accurate books and records pertaining to its receipt, handling, and sale of all Products and Services during the term of this Agreement and for a period of up to 3 years after the termination or expiration of the Agreement.  All such books and records must be kept in accordance with generally accepted accounting practices.  Juniper Networks notification period for an impending audit is no less than seven (7) calendar days’ notice.  Reseller must provide evidence to Juniper’s satisfaction that the data provided for the audit was directly pulled from Reseller’s books and records pertaining to its receipt, handling, and sale of all Products and Services, is accurate and was not manipulated or changed.  Juniper reserves the right to conduct any inspection or audit itself, or to have a Juniper selected third party conduct such inspection or audit.  As part of any such inspection or audit, Reseller will provide Juniper or its representative full access to Reseller’s books, records, facilities, product and inventory.  Juniper and/or its representative may request, and Reseller will provide, any and all information Juniper deems necessary to ensure that Reseller is complying with this Agreement, is properly entitled to any Special Benefits granted, and to verify that Reseller continues to qualify for its applicable discount level.  Without limiting any remedy to which Juniper might otherwise be entitled, Juniper may change Reseller’s discount level for Products or Services if Juniper determines Reseller does not meet the qualifications for the currently designated discount level.  Reseller will allow Juniper, or the third party selected by Juniper, full and complete access to Reseller’s books, records, facilities, and inventory at such times as Juniper may request to conduct the inspection, audit, or inventory count.  The period under review will be determined by Juniper in its sole discretion.  Reseller agrees that any such inspection or audit may be conducted during the term of this Agreement and up to three (3) years after the termination of this Agreement.  Reseller will cooperate, and will cause its representatives, agents, employees, consultants, and all applicable third parties identified by Juniper to cooperate with the inspection or audit without charge.  If Juniper’s inspection or audit reveals that Reseller has breached the terms of this Agreement, including, but not limited to, a breach of Section 6.1 (Payment) of this Agreement, Reseller shall immediately pay such amounts as are necessary to remedy such breach, together with interest thereon in accordance with Section 6.1.  In addition, if the amount of such violation equals or exceeds five percent (5%) of the total amounts due and payable by Reseller during such period, Reseller shall reimburse Juniper for the cost of such inspection or audit.

9.6     Special Benefits and Loss of Discount.  Juniper may, but is not obligated to, offer or make Special Benefits available to Reseller with or without conditions.  Reseller agrees to use the Special Benefits granted by Juniper only for the purposes or intent for which the Special Benefit is specifically granted, and for no other purpose.  Any Special Benefits from Juniper, including, but not limited to, any non-standard or additional discount or net reseller price below Juniper’s standard list price offered to Reseller for a specific End-User deal or promotion must be passed through to the End User that such non-standard discount was requested for, and also for the specified location.  To receive Special Benefits, Reseller must at all times be in compliance with the terms and conditions of this Agreement and all special instructions or conditions relating to the Special Benefits.  Without limiting any remedy to which Juniper might otherwise be entitled, Juniper may immediately reduce or revoke any or all Special Benefits offered or provided to Reseller or terminate this Agreement if, in Juniper’s sole discretion, Reseller does, but not limited to, any of the following (each of the below constitute a “Triggering Event”):  (i) fails to satisfy Juniper’s conditions or instructions for the Special Benefit; (ii) breaches Section 2.1 (Appointment) or Section 11.3 (Compliance with Laws and Resellers Indemnity Obligations) of this Agreement; or (iii) makes any false statement to Juniper; or (iv) engages in any gray market, fraudulent, corrupt, or negligent activity; damages; or (v) disparages Juniper’s reputation or goodwill (or the reputation of Juniper’s Products or personnel); or (vi) otherwise harms or causes a loss of business to Juniper.  Juniper will notify Reseller in writing of any reduction or revocation of a Special Benefit.  Juniper will also identify the Special Benefit(s) that are being reduced or revoked as a result of a Triggering Event.  If a Triggering Event has occurred, but Reseller has not received the applicable Special Benefit(s), then, the Special Benefit shall immediately be revoked and will not be provided to Reseller.  If a Triggering Event has occurred and Reseller has received the applicable Special Benefit(s), then, upon request, Reseller will promptly, as instructed by Juniper, either (a) reimburse Juniper the entire amount (or such other lesser amount identified by Juniper) of the Special Benefit that is being revoked or reduced as a result of the Triggering Event; or (b) reimburse Juniper the difference between the Product’s and/or Service’s list price (or such other lesser amount identified by Juniper) and the actual amount paid by Reseller as a result of receiving the Special Benefit that is now being revoked or reduced as a result of the Triggering Event.  If Reseller fails to promptly reimburse Juniper in accordance with the reimbursement guidelines set forth herein, then Juniper may add the amount that Reseller is required to reimburse Juniper to any future invoice.  Reseller will, upon Juniper’s request, certify in writing to Juniper that Reseller has not committed a Triggering Event.  Special Benefits are valid only for the time period, limited quantities, End User, and geographic locations approved by Juniper.
9.7     Other Benefits.  Juniper may post Reseller’s name and other relevant information, including, but not limited to, Reseller’s contact information, address, and a link to Reseller’s website on Juniper’s website.  Reseller hereby grants Juniper all rights, licenses and authorizations necessary for such posting.  In addition, subject to Reseller’s compliance with Juniper’s website policies, Reseller will have access to Juniper Partner Center, a restricted-access website providing various tools and resources to aid Reseller with its sales efforts.  Reseller acknowledge that Juniper may restrict, remove or condition access and use of Juniper’s website at any time at Juniper’s sole discretion.
9.8     Social Programs.  Reseller may be invited by Juniper (and Reseller may choose to accept) to participate in special programs.  Reseller agrees to comply with all terms, conditions, restrictions, and instructions with respect to Reseller’s participate in any special programs.  Juniper will provide Reseller with all applicable materials or URL to participate in the special programs.  Juniper may cancel a special program at any time and for any reason, or no reason, upon written notice to Reseller.

10. Support Services.
10.1     Resale of Service (Pass Through).  In connection with each resale of Product, Reseller will resell one of Juniper’s Support Options with pre-packaged terms and conditions.  For each support Option sold, Reseller will state the resold Support Option on Reseller’s purchase order to Juniper and the purchase order must be placed to Juniper within five (5) business days of the Product shipping or being downloaded.  Juniper may choose, at its sole discretion, not to (a) accept a purchase order submitted by Reseller for any Product that fails to specify the Support Option resold, or not to (b) commence Services resold prior to the receipt of applicable payments from Reseller.  Juniper Networks will provide Services in accordance with the Support Options’ pre-packaged service terms and conditions.  Reseller will be responsible for having the End User execute Juniper’s End User Support Agreement then in effect prior to delivery of Product to End User.  Juniper will provide such Services in accordance with the End User Support Agreement.
10.2     Payments; Renewals.  Juniper’s Support Option pre-packaged service terms and conditions generally have one-year terms.  Juniper shall invoice Reseller for the initial year of Services (“Annual Fee”) resold to End User at list price of the Support Option selected less applicable discounts.  If Reseller selects a multi-year Support Option, Reseller will pay Juniper for the entire term of the selected Support Option in advance.  If Reseller elects not to renew or have Services reinstated, Juniper reserves the right to renew directly with the End User or to reassign the renewal of such Services to another authorized Juniper distributor or reseller in the region.
11. General Terms and Conditions.
11.1     Confidential Information.  Confidential Information means all information disclosed, directly or indirectly, to the other party (the “Receiving Party”) (i) in tangible form and which is designated “Confidential,” “Proprietary,” or “Trade Secret”; (ii) disclosed orally and summarized in writing as “Confidential,” Proprietary,” or “Trade Secret,” and delivered to the Receiving Party within thirty (30 days of disclosure; or (iii) which by the nature of the information and the circumstances of the disclosure, the Receiving Party should reasonably infer to be confidential or proprietary.  Confidential Information does not include information which:  (a) is or becomes generally known through no fault of the Receiving Party; (b) is known to the Receiving Party at the time of disclosure, as evidenced by the Receiving Party’s records; (c) is hereafter furnished to the Receiving Party by a third party as a matter of right and without restriction on disclosure; or (d) is independently developed by the Receiving Party without use of or reference to the disclosing party’s Confidential Information.  Reseller agrees that Juniper’s Global Price Lists, discounts and discounting practices, Special Benefits, Documentation, Software, Product roadmaps, and statements of Product direction are all deemed to be Juniper’s Confidential Information under this Agreement.
The Receiving Party will use a reasonable degree of care to maintain all Confidential Information of the disclosing party in confidence, and neither party will disclose to any third party nor use Confidential Information of the disclosing party for any unauthorized purpose.  The Receiving Party may only disclose Confidential Information (1) to its employees and representatives that have a need to know to accomplish the purposes of this Agreement and each of whom are bound to protect the Confidential Information from unauthorized use and disclosure under the terms of a written agreement with terms as protective of the Confidential Information as those set forth in this Agreement; and (2) in response to a valid order of a court or other governmental body or as otherwise required by law to be disclosed, provided the Receiving Party gives sufficient notice to the disclosing party to enable the disclosing party to take protective measures.  Except as otherwise expressly set forth in this Agreement, no rights or licenses to intellectual property in Confidential Information is granted by either party under this Agreement, whether express, implied or otherwise, to the other party.  The obligations imposed on the Receiving Party shall survive until such time as the Confidential Information of the disclosing party becomes publicly available and/or made generally known through no action of the Receiving Party.  All Confidential Information will be returned immediately to the disclosing party, or destroyed, after the Receiving Party’s need for it has expired or upon request of the disclosing party or termination of this Agreement.  Each party agrees that any violation of these confidentiality provisions will cause irreparable injury to the other party entitling the other party to injunctive relief or other equitable relief, in addition to, and not in lieu of, any other remedies such party may be entitled to.  The disclosure of Confidential Information will be governed by this Agreement, which supersedes any previous confidentiality or nondisclosure agreement executed by or on behalf of the parties.  Any such Confidential Information will be treated as if it were disclosed under this Agreement (and this Agreement were in effect) as of the date of such exchange.

Nothing in this Agreement shall prohibit or limit either party’s uses or disclosure of Confidential Information related to Juniper’s income tax treatment and income tax structure of any transaction contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment or tax structure, except where confidentiality is necessary to comply with applicable federal or state securities laws.
11.2     Export Restrictions.  Reseller acknowledges and agrees that Products, services and certain Juniper technology and Confidential Information (collectively “Controlled Items”) are subject to export and import control laws and regulations of various countries.  Such laws and regulations include, without limitation, the US Export Administration Regulations (“EAR”), regardless of where the Controlled Items were manufactured and regardless of where they are situated.  For purposes of US export control laws, disclosure of Controlled Items to a foreign national is deemed an export.  The Ears are reachable from http://www.bis.doc.gov.  In the course of Reseller’s purchase, distribution, resale support and use of Controlled Items, Reseller (including its employees, agents, and consultants) shall comply strictly with all applicable export and import laws and regulations and shall not export, re-export, transfer, divert, release, or import any such Controlled Items, or any direct product thereof, to any other person or entity (nor shall Reseller make any use thereof) except under license or as otherwise permitted under such laws and regulations.  Without limiting the foregoing, (i) Reseller is prohibited from exporting or re-exporting, directly or indirectly, any Product or Controlled Items to any Group E country (currently Syria, Sudan, Cuba, Iran, North Korea) (Supp 1 to EAR Part 740); (ii) many Products are classified as encryption products subject to special export license requirements and as such, Reseller is prohibited from exporting or re-exporting such Products without license unless a license exemption under the EAR applies; (iii) In particular, Reseller is prohibited from exporting or re-exporting Product that is a restricted encryption item under the ENC license exception (EAR Part 740.17) to a “government end user” (as defined in EAR Part 772) outside of the countries listed in Supp 3 of EAR Part 740; (iv) Reseller is responsible for ensuring that required licenses, if any, are obtained prior to export or re-export by Reseller and for complying under any such license with all applicable license conditions (including, where applicable, pre-shipment notification and pre-shipment inspection, as well as furnishing of notice of license conditions to End User, as the case may be); and (v) Reseller is prohibited from resale of Services for the support of illegally exported or re-exported Product.  Any such sales are strictly prohibited.  Without limiting any remedy to which Juniper might otherwise be entitled, Juniper may without liability and without being in breach of this Agreement (i) reject or rescind acceptance of any order for Product or Services if it determines that delivery of Products or performance of Services in fulfillment of such order may violate any applicable laws, including any export control or other laws or regulations; and (ii) withhold Products and performance of warranty or support Services, including withholding the repair or replacement of Products under warranty, if it determines that any such delivery or performance may violate any applicable laws, including any export control or other laws or regulations.  Reseller will, upon request, provide Juniper with all information requested by Juniper relating to Reseller’s import or export of the Products.

11.3     Compliance With Laws and Reseller’s Indemnity Obligations.  Reseller will comply fully with all laws applicable to (i) the Products and/or Services, (ii) the sale or distribution of the Products and/or Services, (iii) Juniper and Reseller’s business activities.  If Reseller processes personal data provided by Juniper or provides personal data to Juniper, Reseller shall (a) not cause Juniper to breach any data protection law; and (b) only process personal data provided by Juniper for the purposes for which such data was provided.  Reseller’s duty to comply with all applicable laws also includes compliance with export control laws of the Netherlands and other EU countries from which Reseller may pick up or take shipment of Product.  Without limiting the foregoing, Reseller shall not without first obtaining any and all required export licenses export or re-export any Product classified as ENC 5A002 or 5D002 on the EU Dual Use List shipped from or received by it at a location in the EU to any of the following counties: Cuba, Iran, North Korea, Syria, Sudan, South Sudan, Iraq, Pakistan, Lebanon, Libya, Jordan, Somalia, Myanmar or Afghanistan.  Reseller is required to accept and comply with, and annually acknowledge that Reseller is in compliance with, Juniper’s Partner Code of Conduct located at http://www.juniper.net/us/en/local/pdf/legal/partner-code-of-conduct.pdf. Reseller must have and maintain (and shall comply with) written policies against corruption and provide appropriate training to its employees, contractors, and consultants regarding the U.S. Foreign Corrupt Practices Act and similar laws in jurisdictions where Reseller conducts business activities.  Reseller (including its employees, agents, and consultants) will not authorize, offer or promise to make or give any money or anything of value to any official of a public international organization, government official, political party, political official, candidate for political office (“Foreign Official”), or to any other person, while knowing or having reason to know that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Foreign Official or in violation of any laws. Reseller will indemnify, defend and hold harmless Juniper and its directors, officers, agents and employees from and against (i) any and all claims, demands, actions, litigation, investigations and proceedings arising out of or related to any non-compliance by Reseller of this Section (“Noncompliance Claims”), and (ii) any and all liens, liabilities, costs and expenses (including reasonable attorneys’ fees) arising out of or related to any Noncompliance Claims.
11.4     Term; Termination.
11.4.1     Term.  This Agreement is effective for three (3) years from the Effective Date, unless terminated earlier in accordance with the Agreement.  Juniper may elect to renew this Agreement for additional and successive three (3) year renewal terms by providing written authorization of renewal prior to the expiration of the then-current term.
11.4.2     Termination without Cause.  Either party may terminate this Agreement without cause and without need for judicial or administrative action, award or resolution, upon no less than thirty (30) days prior written notice.
11.4.3     Termination with Cause.  Either party may terminate the Agreement for any breach of this Agreement, which is not cured within thirty (30) days after written notice by the other party or immediately upon notice of termination in the event of a breach that by its nature cannot be remedied within thirty (30) days. Juniper may terminate this Agreement immediately if Reseller (i) terminates its business operations; (ii) denies Juniper’s audit request; (iii) becomes insolvent; (iv) suffers the appointment of a receiver or makes an assignment for the benefit of creditor, or (v) enters into any voluntary or involuntary bankruptcy proceedings.  In addition, Juniper may terminate this Agreement immediately if (a) there is a change in ownership of Reseller or a sale or transfer of substantially all of Reseller’s assets; (b) Juniper discovers any misrepresentation or omission made by Reseller in its credit information; (c) Juniper discovers that Reseller falsified any information or documentation provided to Juniper, including, but not limited to, information or documentation relating to inventory records, purchase order information, special programs, or marketing development fund (“MDF”) claims and eligibility; or (d) Reseller fails to pay any invoice in accordance with the terms of this Agreement.

11.4.4     Obligations Upon Termination.  Upon termination of this Agreement:
(a)
All authorizations and licenses granted by Juniper will immediately terminate and all rights shall revert to Juniper.  Licenses granted in this Agreement will extend to all Products and Services for which purchase orders have been accepted and for which Products and Services will be delivered post-termination and for all Services which Reseller is in the process of performing, except where termination is for nonpayment.

(b)	Reseller will pay to Juniper in full, within thirty (30) days of the termination date, all amounts owed to Juniper.
(c)
The parties, through their authorized representatives, will meet within thirty (30) days of the effective date of termination of this Agreement for the purpose of mutually reviewing the then existing backlog of Reseller orders for Products and Service renewals, outstanding RMAs, and any other matters applicable to the termination of this Agreement.  If Reseller fails to meet with Juniper for the purpose of this Section within thirty (30) days following termination of this Agreement, then Juniper may treat such failure as a cancellation of all of Reseller’s outstanding purchase orders.  Reseller may only place orders for Products and Services after the date of notification of termination if Reseller has first received written approval from Juniper.  Reseller may sell only Products for which purchase orders have been accepted on or before termination date.

(d)
If Reseller was providing Services directly to End Users, Juniper will provide such Services to End Users in accordance with Juniper’s standard support policies or reassign the provision of Juniper’s Services to another authorized reseller in the region, provided that Reseller has paid Juniper or the other authorized reseller all fees paid by End User to Reseller for the remainder of the Services term.

(e)
Each party will immediately return to the other party, or certify destruction of, all of the other’s materials, documentation, data, and Confidential Information, including all related materials that were derived from such materials, documentation, data, and Confidential Information.  Juniper’s name, logo and any other proprietary information related to Juniper, or Juniper’s Products and Services, will be removed immediately from the Reseller’s website, e-mail signature, marketing and promotional materials, offices and demonstration labs.

(f)
Neither party will be liable to the other party for any claims, expenses, losses or damages of any kind, including but not limited to any compensation, reimbursement for the loss of prospective profits, anticipated sales or goodwill, arising out of termination of this Agreement in accordance with Sections 11.4.1, 11.4.2, or 11.4.3, regardless of whether such party is aware of any such claim, expense, loss or damage.  However, termination will not extinguish any liability of either party arising before termination of this Agreement, including without limitation for payments due. RESELLER WAIVES ANY RIGHT IT MAY HAVE TO RECEIVE ANY COMPENSATION OR REPARATIONS UPON TERMINATION OF THIS AGREEMENT BY OPERATION OF LAW OR OTHERWISE, OTHER THAN IS EXPRESSLY PROVIDED IN THIS AGREEMENT.

11.5     Survival.  No termination of this Agreement will release either party from any payment of other obligation owed to the other, or affect any rights or liabilities of either party with respect to any breach of the Agreement.  Sections 1, 2.2, 2.3, 3.3, 4.4, 6.1, 7, 8, 9.5, and 11 shall survive termination of this Agreement until the obligations of those Sections are completed.
11.6     Severability.  If any part of this Agreement is found to be unenforceable, the remainder shall continue in full force and effect and the unenforceable provision shall be reformed so as to give maximum legal effect to the intentions for the parties as expressed herein.
11.7     Waiver.  The failure of any party to enforce any of the terms and conditions of the Agreement shall not constitute a waiver of that party’s right thereafter to enforce each and every term and condition of this Agreement.
11.8     Governing Law and Venue  This Agreement shall be governed by and interpreted in accordance with the laws of the State of California except for its choice of law rules.  The provisions of the United Nations Convention on the International Sale of Goods shall not apply to this Agreement.  For any disputes arising out of this Agreement, Reseller consents to the personal and exclusive jurisdiction of, and venue in, the state and federal courts within Santa Clara County, California, U.S.A.  Notwithstanding the foregoing, either party may seek interim injunctive relief in any court of appropriate jurisdiction with respect to any alleged breach of confidentiality or such party’s intellectual property or proprietary rights.
11.9     Assignment.  Reseller may not assign, sub-contract and or delegate its rights and obligations under this Agreement without the prior written consent of Juniper.  Any assignment, sub-contract and/or delegation in violation of the foregoing is void.  Reseller may not offset any amounts due and payable hereunder against any claim, liability or judgment it may have against Juniper without Juniper’s express written consent.  Juniper may assign, sub-contract or delegate any or all of its rights and /or obligations under this agreement to any Juniper Affiliate without the consent of Reseller upon written notice of Reseller, which shall include the contact information and address of the Juniper Affiliate for purposes of giving notices under this Agreement pursuant to Section 11.10.
11.10     Notices.  All notices shall be in writing and delivered by personal delivery, by certified or registered mail, return receipt requested or by a recognized overnight delivery service.  Any such notices shall be considered given upon receipt, as confirmed by the delivery confirmation record.  All notices shall be sent to the respective address, as set forth below, or to such other address as may be specified by either party to the other in writing in accordance with this Section.
If to Juniper: Juniper Networks, Inc. Attn: General Counsel 1194 North Mathilda Avenue Sunnyvale, CA 94089-1206 Telephone: +1 408.745.2000	If to Reseller: VirtualArmor LLC 10901 W. Toller Drive, Suite 301 Littleton, CO 80127 Attention: Todd Kannegieter Telephone: 720-961-3311

11.11     Force Majeure.  Except for Reseller’s payment obligations, neither party will be responsible for any failure or delay in performance due, in whole or in part, directly or indirectly, to any contingency, delay, failure, or cause of any nature beyond its reasonable control, including, without in any way limiting the generality of the foregoing, fire, terrorism, epidemic, earthquake, storm, flood or other weather, unavailability of necessary utilities or raw materials, strike, lockout, unavailability of components, war, riot, acts of God, regulation, ordinance, or instructions of government or other public authorities, or judgment or decree of a court of competent jurisdiction (not arising out of breach by such party of this Agreement) or other event that is traditionally recognized by California courts as an event of force majeure.  In the event of the happening of such a cause, the party whose performance is so affected will give prompt, written notice to the other party, stating the period of time the same is expected to continue.  Such delay will not be excused under this Section for more than one hundred eighty (180) days.  If Juniper’s production is curtailed for any of the reasons set forth in this Section, Juniper may allocate its production among its customers and partners in a manner Juniper deems, in its sole discretion, to be fair and reasonable.

11.12     Independent Contractors.  The relationship established by this Agreement is that of independent contractors and nothing contained in this Agreement shall be construed to:  (i) give either party the power to direct and control the business activities of the other; (ii) constitute the parties as partners, joint venture, agents, franchisor/franchisee or otherwise as participants in a joint or common undertaking; or (iii) allow either party to create or assume any obligation on behalf of the other party.
11.13     LIMITATIONS OF LIABILITY.  JUNIPER’S CUMULATIVE AND AGGREGATE LIABILITY ARISING OUT OF THIS AGREEMENT AND/OR SALE OF THE PRODUCTS OR SERVICES SHALL BE LIMITED TO THE GREATER OF U.S. $100,000 OR THE AMOUNT PAID BY RESELLER FOR JUNIPER PRODUCTS (AS SUCH TERM IS DEFINED IN THIS AGREEMENT), UP TO A MAXIMUM OF U.S. $2,000,000.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IN NO EVENT SHALL JUNIPER HAVE ANY LIABILITY OR OBLIGATION WHATSOEVER FOR ANY LOST PROFITS, LOSS OF DATA OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR UNDER THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREUNDER, WHETHER ARISING BY CONTRACT, TORT, OR UNDER ANY OTHER THEORY OF LIABILITY, INCLUDING, WITHOUT LIMITATION, THOSE RESULTING FROM THE USE OF PRODUCT PURCHASED HEREUNDER, OR THE FAILURE OF PRODUCTS OR SERVICES TO PERFORM, OR FOR ANY OTHER REASON, EVEN IF JUNIPER IS INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES OCCURRING.  THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.  THIS SECTION WILL NOT EXCLUDE ANY LIABILITY FOR DAMAGES THAT CANNOT BE EXCLUDED BY APPLICABLE LAW, PROVIDED THAT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW ANY SUCH DAMAGES WILL BE SUBJECT TO THE TOTAL AGGREGATE LIABILITY LIMIT SET FORTH IN THIS SECTION ABOVE.  RESELLER ACKNOWLEDGES AND AGREES THAT JUNIPER HAS ESTABLISHED ITS PRICES AND ENTERED INTO THIS AGREEMENT IN RELIANCE UPON THE WARRANTY DISCLAIMERS AND THE LIABILITY LIMITATIONS SET FORTH HEREIN, THAT THESE DISCLAIMERS AND LIMITATIONS REFLECT AN ALLOCATION OF RISK BETWEEN THE PARTIES (INCLUDING THE RISK OF FAILURE OF THE ESSENTIAL PURPOSE OF ANY CONTRACT REMEDY AND RISK OF CONSEQUENTIAL LOSS), AND THAT THESE DISCLAIMERS AND LIMITATIONS FORM AN ESSENTIAL BASIS OF THE BARGAIN BETWEEN THE PARTIES.
11.14     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original instrument, but all of which shall constitute one and the same agreement.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

11.15     Complete Agreement.  This Agreement, including the Exhibits, constitutes the entire understanding and contract between the parties and supersedes all prior agreements, commitments or representations, oral or written.  The terms and conditions of this Agreement will further supersede all pre-printed terms and conditions contained on any purchase order or other business form submitted by Reseller to Juniper from the Effective Date forward.  This Agreement may not be amended or modified except by a writing executed by the duly authorized representatives of both parties.
11.16     Referenced Policies.  Juniper may at any time modify any documented or online policies and procedures referenced in this Agreement effective upon thirty (30) days written or electronic notice to Reseller, provided that no such modification shall affect the provision of Products or Services under any purchase order accepted by Juniper prior to the effective date of such modification.  By ordering Products and/or Services under this Agreement, Reseller understands that it is bound by Juniper’s then-current policies and procedures.  Reseller is responsible for regularly checking Juniper’s website as well as any and all references therein for changes to policies and procedures referenced in this Agreement.  Reseller agrees that notice of any changes regarding any policies and procedure referenced in this Agreement on Juniper’s website will be deemed adequate notice for purposes of such changes.
11.17     Governing Language for Quebec, Canada.  Les parlies aux presents conferment leur volonte que catte convention de meme que tous les documents y compris tout avis qui s’y rattache, soient rediges en langue anglalse (Translation:  “The parties confirm that this Agreement and all related documentation is and will be in the English language.”)

ATTACHMENT A

 PRODUCT AND SERVICE DISCOUNT
PRODUCT.  Reseller is authorized to market, sell, distribute and service the following Juniper Networks products:
ALL IPG PRODUCTS

PRODUCT DISCOUNT.  Reseller will receive a discount of [Redacted] off Juniper Networks’ list price for Products.
SERVICE DISCOUNT.  Reseller will receive a discount of [Redacted] off Juniper Networks’ list price for Services.

1